Exhibit 99.9

CONSENT OF DEUTSCHE BANK SECURITIES INC.

May 22, 2014

Board of Directors

Weyerhaeuser Real Estate Company

c/o Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

Re: Amendment No. 3 to the Registration Statement on Form S-4 and Form S-1 of Weyerhaeuser Real Estate Company

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated November 3, 2013, to the Board of Directors of TRI Pointe Homes, Inc. as Exhibit 99.8 to Amendment No. 3 to the Registration Statement on Form S-4 and Form S-1 of Weyerhaeuser Real Estate Company, filed on May 22, 2014 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “THE TRANSACTIONS—Background of the Transactions”, “THE TRANSACTIONS—TRI Pointe’s Reasons for the Transactions” and “THE TRANSACTIONS—Opinion of Deutsche Bank Securities Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any further amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.